Exhibit 99.1

Dolby Appoints Emily Rollins to its Board of Directors

SAN FRANCISCO, February 25, 2021 – Dolby Laboratories, Inc. (NYSE:DLB) announced today the appointment of Emily Rollins to its Board of Directors and to the Audit Committee of the Board, effective February 24, 2021.

Throughout her career at Deloitte & Touche LLP, Ms. Rollins served in various positions since 1992, including as an Audit and Assurance Partner from 2006 until September 2020. At Deloitte, Ms. Rollins served technology and media companies and guided hundreds of clients through complex audit and reporting processes. Ms. Rollins also served in positions of increasing responsibility, including leadership roles in Deloitte’s US Technology, Media, and Telecommunications industry group, Audit Innovation and Transformation, and Diversity and Inclusion. She led firmwide initiatives to recruit, develop, and retain women and diverse professionals as well as transform and modernize Deloitte’s audit platform.

“We are excited to welcome Emily to the Board of Directors,” said Peter Gotcher, Chairman of the Dolby Board of Directors. “Her financial expertise and extensive experience working with companies throughout the technology industry will enhance the strength of our Board.”

Additional details regarding the appointment can be found in a Current Report on Form 8-K filed by Dolby today with the Securities and Exchange Commission.

About Dolby Laboratories

Dolby Laboratories (NYSE: DLB) is based in San Francisco, California with offices around the globe. From movies and TV shows, to apps, music, sports and gaming, Dolby transforms the science of sight and sound into spectacular experiences for billions of people worldwide. We partner with artists, storytellers, developers, and businesses to revolutionize entertainment and communications with Dolby Atmos, Dolby Vision, Dolby Cinema, and Dolby.io.

Dolby, Dolby Atmos, Dolby Vision, Dolby Cinema, Dolby.io, and the double-D symbol are among the registered and unregistered trademarks of Dolby Laboratories, Inc. in the United States and/or other countries. Other trademarks remain the property of their respective owners.

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Investor Contact:

Jason Dea

Dolby Laboratories

415-357-7002

investor@dolby.com

Media Contact:

Karen Hartquist

Dolby Laboratories

415-505-8357

karen.hartquist@dolby.com